Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 30, 2023, except for Notes 17 and 18, as to which the date is January 25, 2024, with respect to the consolidated financial statements of BrightSpring Health Services, Inc., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Louisville, Kentucky

January 25, 2024